Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:44 AM 01/05/2016
FILED 10:44 AM 01/05/2016
SR 20160038459 - File Number 5928168

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is Duke Energy Florida Project Finance, LLC

Second: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington,  Zip code 19801. The name of its Registered agent at such address is The Corporation Trust Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                   .”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 5 day of January, 2016.

By:	/s/ Robert T. Lucas III
Authorized Person (s)

Name:	Robert T. Lucas III